                                                        SCHEDULE 14A INFORMATION

                 Proxy Statement Pursuant to Section 14(a) of
             the Securities Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement
[_] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[_]  Definitive Additional Materials
[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12


                         UNIFIED WESTERN GROCERS, INC.
               (Name of Registrant as Specified In Its Charter)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     (2) Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4) Proposed maximum aggregate value of transaction:

     (5) Total fee paid:

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     (2) Form, Schedule or Registration Statement No.:

     (3) Filing Party:

     (4) Date Filed:

                         UNIFIED WESTERN GROCERS, INC.
                5200 Sheila Street, Commerce, California 90040

                               ----------------

                   Notice of Annual Meeting of Shareholders
                               February 26, 2002

                               ----------------

  The Annual Meeting of Shareholders of Unified Western Grocers, Inc., a California corporation, will be held at the Wyndham Garden Hotel, 5757 Telegraph Road, Commerce, California on February 26, 2002 at 11:00 a.m., for the following purposes:

  1. To elect the eighteen members of the Board of Directors for the ensuing year, fifteen by the holders of Class A Shares and three by the holders of Class B Shares.

  2. To transact such other business as may properly come before the meeting.

  The names of the nominees intended to be presented by the Board of Directors for election as Directors for the ensuing year are set forth in the accompanying proxy statement.

  Only shareholders of record at the close of business on January 3, 2002 will be entitled to vote at the meeting.

  All shareholders are cordially invited to attend the meeting in person. WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING, IT IS REQUESTED THAT YOU COMPLETE, DATE AND SIGN THE ENCLOSED PROXY RELATING TO THE ANNUAL MEETING AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. YOU MAY REVOKE YOUR PROXY IF YOU ATTEND THE MEETING AND WISH TO VOTE YOUR SHARES IN PERSON.

                                          By Order of the Board of Directors

                                          Robert M. Ling, Jr.
                                          Executive Vice President, General
                                           Counsel and Secretary

January 25, 2002

                            YOUR VOTE IS IMPORTANT
                    PLEASE SIGN, DATE AND RETURN YOUR PROXY

                         UNIFIED WESTERN GROCERS, INC.
                5200 Sheila Street, Commerce, California 90040

                               ----------------

                                PROXY STATEMENT

                               ----------------

                                 INTRODUCTION

  This proxy statement is furnished in connection with the solicitation by the Board of Directors of Unified Western Grocers, Inc. (the "Company") of proxies for use at the Annual Meeting of Shareholders to be held February 26, 2002, or at any adjournment thereof.

  A shareholder giving a proxy may revoke it at any time before it is exercised by filing with the Secretary of the Company a written revocation or a fully executed proxy bearing a later date. A proxy may also be revoked if the shareholder who has executed it is present at the meeting and elects to vote in person.

  Only the holders of record of Class A Shares and Class B Shares at the close of business on January 3, 2002 are entitled to vote at the Annual Meeting. On that date, the Company had outstanding 69,125 Class A Shares and 446,081 Class B Shares.

  These proxy materials will be first mailed to shareholders on or about January 25, 2002. The cost of soliciting the proxies, consisting of the preparation, printing, handling and mailing of the proxies and its related material, will be paid by the Company. Proxies may be solicited by officers and regular employees of the Company by telephone or in person. These persons will receive no additional compensation for their services.

                 SOLICITATION REGARDING ELECTION OF DIRECTORS

Election of Directors

  At the Annual Meeting eighteen directors (constituting the entire board) are to be elected to serve until the next Annual Meeting and until their successors are elected and qualified. Fifteen directors are to be elected by the holders of the Company's Class A Shares and three directors are to be elected by the holders of the Company's Class B Shares.

  The following table sets forth certain information concerning the nominees for election to the Board of Directors. All nominees have consented to being named herein as nominees and to serve as directors if elected.

                                   Age as   Year
                                     of     First      Principal Occupation
               Name               12/31/01 Elected     During Last 5 Years
               ----               -------- -------     --------------------
 NOMINEES FOR ELECTION BY CLASS A
  SHARES
 Louis A. Amen...................    72     1974   President, Super A Foods,
                                                   Inc.
 David M. Bennett................    48     1999   Co-owner, Mollie Stone's
                                                   Markets
 John Berberian..................    50     1991   President, Berberian
                                                   Enterprises, Inc.
 Edmund Kevin Davis..............    48     1998   President, Chairman and
                                                   Chief Executive Officer,
                                                   Bristol Farms Markets
 James F. Glassel................    61     1999   President, Pokerville
                                                   Select Market
 Mark Kidd.......................    51     1992   President, Mar-Val Food
                                                   Stores, Inc.
 Jay McCormack...................    51     1993   Owner-Operator, Alamo
                                                   Foods, Inc.; Co-owner, Glen
                                                   Avon Apple Market
 Morrie Notrica..................    72     1988   President and Chief
                                                   Operating Officer,
                                                   Joe Notrica, Inc.
 Peter J. O'Neal.................    57     1999   President, White Salmon
                                                   Foods, Inc. and Estacada
                                                   Foods, Inc.
 Michael A. Provenzano, Jr. .....    59     1986   President, Pro & Son's,
                                                   Inc., President,
                                                   Provo, Inc. and President,
                                                   Pro and Family, Inc.
 Gordon E. Smith.................    56     1999   President, Marlea Foods,
                                                   Inc., operating Vernonia
                                                   Sentry Market
 Robert E. Stiles................    62     1999   President, Gelson's Markets
 James R. Stump..................    63     1982   President, Stump's Market,
                                                   Inc.
 Kenneth Ray Tucker..............    54     1999   President, Evergreen
                                                   Markets, Inc.
 Richard L. Wright...............    64     1999   President, Wright's
                                                   Foodliner, Inc.
 NOMINEES FOR ELECTION BY CLASS B
  SHARES
 Darioush Khaledi................    55     1993   Chairman of the Board and
                                                   Chief Executive Officer,
                                                   K.V. Mart Co., operating
                                                   Top Valu Markets and Valu
                                                   Plus Food Warehouse
 Douglas A. Nidiffer.............    52     2001   President and Chief
                                                   Executive Officer,
                                                   C&K Market, Inc.
 Mimi R. Song....................    44     1998   President and Chief
                                                   Executive Officer,
                                                   Super Center Concepts, Inc.

Voting Rights

  Each class of shares is entitled to one vote for each share on those matters with respect to which the class is entitled to vote. However, if any shareholder gives notice of its intention to cumulate its votes in the election of directors, then all shareholders may cumulate their votes in the election of directors. To be effective, such notice (which need not be written) must be given by the shareholder at the Annual Meeting before any votes have been cast in such election. Under cumulative voting, each holder of Class A Shares may give one nominee a number of votes equal to the number of Class A Shares for which the holder is entitled to vote multiplied by the number of directors to be elected by the holders of Class A Shares (fifteen at this meeting) or the holder may distribute such votes among any or all of the nominees as the holder sees fit. Similarly, the Class B Shares entitled to be voted may be voted cumulatively by the holders of such shares for the three directors to be elected by the holders of Class B Shares.

  In the election of directors, the nominees receiving the highest number of affirmative votes of the class of shares entitled to be voted for them, up to the number of directors to be elected by such class, will be elected. Under the California Corporations Code, votes against a nominee and votes withheld have no legal effect.

  The proxy holders named on the enclosed form of proxy relating to the Annual Meeting will vote the proxies received by them for the election of the above nominees unless such authority is withheld as provided in the proxy. In the unanticipated event that any nominee should become unavailable for election as a director, the proxies will be voted for any substitute nominee named by the present Board of Directors. In their discretion, the proxy holders may cumulate the votes represented by the proxies received. If additional persons are nominated for election as directors by persons other than the Board of Directors, the proxy holders intend to vote all proxies received by them in such manner as will assure the election of as many of the above nominees as possible, with the specific nominees to be voted for to be determined by the proxy holders.

  The Board of Directors recommends a vote "FOR" the election of each of the nominees listed above.

                         BOARD MEETINGS AND COMMITTEES

  The Board of Directors of the Company held a total of eight meetings during the fiscal year ended September 29, 2001. Each incumbent director who was in office during such year attended more than 75% of the aggregate of the total number of meetings of the board and the total number of meetings held by those committees of the board on which the director served.

  The Company has an Audit Committee which presently consists of Director Richard L. Wright, Committee Chairman, and Directors Edmund Kevin Davis, Jay McCormack, Douglas A. Nidiffer and Kenneth Ray Tucker. Louis A. Amen, Chairman of the Board of Directors, is an ex-officio member of the Audit Committee. The members of the Audit Committee are "independent" as such term is defined by the listing standards applicable to companies listed on the New York Stock Exchange. The Company is not so listed. The Audit Committee, which met four times during the Company's last fiscal year, is primarily responsible for reviewing services performed by the Company's independent auditors, reviewing the annual audited financial statements and quarterly unaudited financial statements with management and with the Company's independent auditors, reviewing information with respect to the independence of auditors and making recommendations to the Board of Directors concerning such matters. The Audit Committee performs its duties consistent with the Charter for the Audit Committee adopted by the Board of Directors.

  The Company has an Executive Compensation Committee which presently consists of Director Mark Kidd, Committee Chairman, and Directors John Berberian, Jay McCormack, Morrie Notrica, Gordon E. Smith and Mimi R. Song. Arthur Reicher, who is a consultant to the Board, serves as an advisor to the committee. Louis
A. Amen, Chairman of the Board of Directors, is an ex-officio member of the Executive Compensation Committee. The Executive Compensation Committee, which met four times during the Company's last fiscal year, is responsible for reviewing salaries and other compensation arrangements of all officers and for making recommendations to the Board of Directors concerning such matters.

  The Company has a Nominating Committee which presently consists of Director James R. Stump, Committee Chairman, and Directors David M. Bennett, Edmund Kevin Davis, Morrie Notrica, Peter J. O'Neal and Kenneth Ray Tucker. Louis A. Amen, Chairman of the Board of Directors, and Alfred A. Plamann, President and Chief Executive Officer, are ex-officio members of the Nominating Committee. The Nominating Committee, which met three times during the Company's last fiscal year, is responsible for selecting nominees to be submitted by the Board of Directors to the shareholders for election to the Board of Directors.

                            PRINCIPAL STOCKHOLDERS

  As of January 3, 2002, no person was known by the Company to own beneficially more than five percent (5%) of the outstanding Class A Shares or Class B Shares of the Company.

                       SECURITY OWNERSHIP OF MANAGEMENT

  The following table sets forth the beneficial ownership of the Company's Class A Shares and Class B Shares, as of January 3, 2002 by each director and nominee, and their affiliated companies, and by all directors and their affiliated companies, as a group. No officer of the Company owns shares of any class of the Company's stock.

                                                     Shares Owned
                                        --------------------------------------
                                          Class A Shares     Class B Shares
                                        ------------------ -------------------
               Name and                  No.   % of Total    No.   % of Total
          Affiliated Company            Shares Outstanding Shares  Outstanding
          ------------------            ------ ----------- ------- -----------
Louis A. Amen..........................   100     0.14%     10,435     2.33%
 Super A Foods, Inc.
David M. Bennett.......................   100     0.14%      2,644     0.59%
 Mollie Stone's Markets
John Berberian.........................   100     0.14%      8,657     1.94%
 Berberian Enterprises, Inc.
Edmund Kevin Davis.....................   100     0.14%        751     0.17%
 Bristol Farms Markets
James F. Glassel.......................   100     0.14%        195     0.04%
 Pokerville Select Markets
Darioush Khaledi (1)...................   100     0.14%     17,134     3.83%
 K.V. Mart Co.
Mark Kidd..............................   100     0.14%      2,289     0.51%
 Mar-Val Food Stores, Inc.
Jay McCormack (2)......................   300     0.42%      1,954     0.44%
Douglas A. Nidiffer (1)................   100     0.14%     17,438     3.90%
 C&K Market, Inc.
Morrie Notrica.........................   100     0.14%      9,520     2.13%
 Joe Notrica, Inc.
Peter J. O'Neal........................   100     0.14%        181     0.04%
 White Salmon Foods, Inc. and Estacada
  Foods, Inc.
Michael A. Provenzano, Jr..............   100     0.14%      3,123     0.70%
 Pro & Son's, Inc.
Gordon E. Smith........................   100     0.14%        297     0.07%
 Marlea Foods, Inc., operating Vernonia
  Sentry Market
Mimi R. Song (1).......................   100     0.14%     21,166     4.73%
 Super Center Concepts, Inc.
Robert E. Stiles (3)...................   100     0.14%      8,855     1.98%
 Gelson's Markets
James R. Stump.........................   100     0.14%      2,131     0.48%
 Stump's Market, Inc.
Kenneth Ray Tucker.....................   100     0.14%         47     0.01%
 Evergreen Markets, Inc.
Richard L. Wright......................   100     0.14%      2,813     0.63%
 Wright's Foodliner, Inc.
All Directors and their affiliated
 companies as a group.................. 2,000     2.80%    109,630    24.51%

--------
(1) Elected by Class B Shareholders.

(2) Mr. McCormack is affiliated with Glen Avon Foods, Inc., which owns 100 Class A Shares (0.14% of the outstanding class of shares) and 465 Class B Shares (0.10% of the outstanding class of shares), Yucaipa Trading Co., Inc., which owns 100 Class A Shares (0.14% of the outstanding class of shares) and 735 Class B Shares (0.16% of the outstanding class of shares) and Alamo Foods, Inc., which owns 100 Class A Shares (0.14% of the outstanding class of shares) and 754 Class B Shares (0.17% of the outstanding class of shares).

(3) Shares owned by Arden-Mayfair, Inc., parent corporation of Gelson's Markets. Mr. Stiles disclaims beneficial ownership of these shares.

Section 16(a) Beneficial Ownership Reporting Compliance

  No officer or director failed to file a report required by Section 16(a) of the Securities Exchange Act of 1934 on a timely basis during the most recent fiscal year or prior fiscal years except that based solely on a review of Forms 3, 4 and 5 furnished to the Company by officers and directors of the Company late Form 5's were or will be filed by directors Amen, Bennett, Berberian, Davis, Glassel, Kidd, McCormack, O'Neal, Provenzano, Song, Stiles, Tucker and Wright and former directors Andronico, Goodwin and McDonald, reporting exempt transactions with respect to receipt of Class B Shares as patronage dividends or the redemption of Class B Shares by the Company in the fiscal year ended September 29, 2001.

               COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Compensation Committee Interlocks and Insider Participation

  As noted under the caption "Board Meetings and Committees", the Company's Executive Compensation Committee consists of Mark Kidd, Committee Chairman, and Directors John Berberian, Jay McCormack, Morrie Notrica, Gordon E. Smith and Mimi R. Song as well as ex-officio member and Chairman of the Board, Louis A. Amen. Arthur Reicher, who is a consultant to the Board, serves as an advisor to the Committee. As Chairman of the Board, Mr. Amen is an officer under the Bylaws of the Company, although he is not an employee and does not receive any compensation or expense reimbursement beyond that to which other directors are entitled.

  In the course of its business, the Company has made loans to and issued loan guarantees for the benefit of members, entered into lease guarantees, subleases, and leases with members, made direct investments in members and entered into supply agreements with members. Refer to "Transactions With Management and Other Persons" on page 15 for a description of transactions the Company has entered into with certain member patrons with which members of the Executive Compensation Committee are affiliated.

Report of Executive Compensation Committee on Executive Compensation

  The principal components of the Company's executive compensation program consist of an annual salary, an annual cash bonus the payment of which is dependent upon the Company's performance during the preceding fiscal year, and certain pension, health insurance, retirement and life insurance benefits.

Salary

  The Executive Compensation Committee is responsible for the review of salary recommendations made by the Chief Executive Officer (CEO) for each officer. Such review is conducted in closed session and, with the exception of the CEO, without management personnel being present. This process centers on the Executive Compensation Committee's consideration of the CEO's evaluation of individual officers based on various subjective and objective criteria. The criteria includes the CEO's perception of officer performance against individual officer responsibilities and goals, the relative value and importance of individual officer contributions toward organizational success, relative levels of officer responsibilities, changes in the scope of officer responsibilities, officer accomplishments and contributions during the preceding fiscal year and the overall financial results for the Company during the previous fiscal year. Salary levels so established for the fiscal year ended September 29, 2001 for the named executives are reflected in the Summary Compensation Table.

  The Executive Compensation Committee sets the CEO's salary based on its assessment of the CEO's performance in light of the policies and considerations discussed directly above.

Annual Bonuses

  In recognition of the relationship between Company performance and enhancement of shareholder value, Company officers may be awarded annual cash bonuses. Company officers other than the CEO are eligible for bonuses pursuant to an annual incentive plan for senior management. The plan uses a performance matrix to determine an earned incentive, expressed as a percent of base salary. The plan provides for the annual determination of a target bonus, a maximum bonus and performance levels below which no bonus is paid. The performance measures for fiscal 2001 were pre-patronage dividend income and revenue growth. The earned incentive determined by these performance measures, as may be adjusted at the discretion of the CEO, is awarded as a bonus. The CEO may raise or lower the bonus, up to a maximum of 25% percent of the earned incentive, based on individual contributions to the overall performance of the Company. For fiscal year 2001, no bonuses were awarded pursuant to the plan since the Company's pre-patronage dividend income was below the minimum level required.

  The CEO's bonus is determined by the Committee's score of Company performance and CEO performance against specified criteria and performance targets. The criteria and performance targets are established by the Board of Directors at the beginning of the fiscal year. Company performance is determined by the weighted average of certain objective criteria (pre-patronage dividend income, capital adequacy and asset utilization), and scored against specified performance targets. CEO performance is scored based on the weighted average of certain subjective criteria (CEO leadership with the Board, CEO leadership with senior management, CEO impact on industry and community and performance of senior management as a team). The scores for Company performance and CEO performance comprise 60% and 40%, respectively, of the overall CEO score. After reviewing the Company's performance for fiscal year 2001, and in spite of significant leadership performance by the CEO, in response to the CEO's request to forego a bonus for fiscal year 2001, the Executive Compensation Committee elected not to award any bonus to the CEO for fiscal year 2001.

  Bonuses awarded to named executives in the prior two fiscal years are disclosed in the Summary Compensation Table.

Benefits

  Consistent with the objective of attracting and retaining qualified executives, the compensation program includes the provision of pension benefits to Company employees, including officers, under the Company's defined benefit pension plan, which is described in connection with the Pension Plan Table. The Company also provides additional retirement benefits to its officers pursuant to an Executive Salary Protection Plan II ("ESPP II"), which is described in connection with the Pension Plan Table. In addition, Company employees, including officers, may defer income from their earnings through voluntary contributions to the Company's Employees' Sheltered Savings Plan adopted pursuant to Section 401(k) of the Internal Revenue Code and the Company's Amended and Restated Deferred Compensation Plan which is a nonqualified plan. In the case of those employees who elect to defer income under these plans, the Company makes additional contributions for their benefit. The amount of these additional contributions made during fiscal year 2001 for the benefit of the CEO and other named executive officers is set forth in the footnotes to the Summary Compensation Table.

                   Executive Compensation Committee Members

                                Mark Kidd, Chairman
                                John Berberian
                                Jay McCormack
                                Morrie Notrica
                                Gordon E. Smith
                                Mimi R. Song

Executive Officer Compensation

  The following table sets forth information respecting the compensation paid during the Company's last three fiscal years to the President and Chief Executive Officer and to certain other executive officers of the Company.

                          Summary Compensation Table

                                      Annual Compensation
                                   ---------------------------
                                   Fiscal                         All other
Name and principal position         Year    Salary($) Bonus($) Compensation($)
---------------------------        ------   --------- -------- ---------------
Alfred A. Plamann                   2001     500,000        0      40,410(2)
President & Chief Executive
 Officer                            2000     500,000        0      41,885
                                    1999(1)   39,904        0       3,033
                                    1999     415,000  166,000      34,343
Richard J. Martin                   2001     270,000        0      21,709(3)
Executive Vice President, Finance
 & Administration and               2000     266,154        0      20,756
Chief Financial Officer             1999(1)   24,038        0       1,827
                                    1999     250,000   75,000       5,949
Robert M. Ling, Jr.                 2001     245,000        0      19,059(4)
Executive Vice President, General
 Counsel and Secretary              2000     237,115        0      18,513
                                    1999(1)   19,615        0       1,490
                                    1999     204,000   71,000      16,098
Charles J. Pilliter                 2001     240,000        0      19,362(5)
Executive Vice President--Sales
 and Marketing                      2000     234,231        0      18,779
                                    1999(1)   20,192        0       1,535
                                    1999     210,000   52,500      17,045
Daniel J. Murphy(6)                 2001     184,615        0           0
Senior Vice President--Retail
 Support Services

--------
(1) Transition period between August 29, 1999 and October 2, 1999.
(2) Consists of a $11,331 Company contribution to the Company's Employees' Sheltered Savings Plan, a $24,885 Company contribution to the Company's Amended and Restated Deferred Compensation Plan, and $4,194 representing the economic benefit associated with the Company paid premium on the Executive Life Plan.
(3) Consists of a $10,681 Company contribution to the Company's Employees' Sheltered Savings Plan, a $9,533 Company contribution to the Company's Amended and Restated Deferred Compensation Plan, and $1,495 representing the economic benefit associated with the Company paid premium on the Executive Life Plan.
(4) Consists of a $10,766 Company contribution to the Company's Employees' Sheltered Savings Plan, $7,746 Company contribution to the Company's Amended and Restated Deferred Compensation Plan, and $547 representing the economic benefit associated with the Company paid premium on the Executive Life Plan.
(5) Consists of a $7,415 Company contribution to the Company's Employees' Sheltered Savings Plan, a $10,925 Company contribution to the Company's Amended and Restated Deferred Compensation Plan, and $1,022 representing the economic benefit associated with the Company paid premium on the Executive Life Plan.
(6) Mr. Murphy was hired on October 23, 2000.

  The Company has a pension plan (the "Pension Plan") which covers its non-union and executive employees. The Pension Plan consists of two components, a defined benefit plan based on final average compensation and a cash balance plan. The defined benefit portion of the Pension Plan provides benefits based on years of service through December 31, 2001 and final average compensation. Effective January 1, 2002, the cash balance plan was added to the Pension Plan for post January 1, 2002 accruals. Benefits under the Pension

Plan are equal to the sum of the benefits under the defined benefit portion, plus benefits that accumulate under the cash balance portion beginning on January 1, 2002. There is no offset under the Pension Plan for Social Security, however there is an offset for certain covered compensation and union benefits.

  As of December 31, 2001, years of service under the defined benefit portion of the Pension Plan were frozen and will no longer increase. Employees will receive benefits under the defined benefit portion based on years of service as frozen and final compensation, which may increase. As of December 31, 2001, credited years of service under the defined benefit portion of the Pension Plan for named executive officers were: Mr. Plamann, 12 years; Mr. Martin, 3 years; Mr. Ling, 5 years; Mr. Pilliter, 25 years and Mr. Murphy, 1 year. Benefits accrued under the defined benefit portion will be paid as an annuity.

  The cash balance portion of the Pension Plan is expressed in the form of a hypothetical account balance. Commencing at the end of 2002 and annually thereafter, a participant's hypothetical cash balance account will be increased by (i) pay credits based on a percentage of compensation for that year, from 4% to 10% based on years of service and age, and (ii) interest credits based on the participant's hypothetical account balance at the thirty year U.S. Treasury Bond rate, with a minimum guaranty of 5%. Benefits under the cash balance portion of the plan are generally stated as a cash balance account value and will be distributed as an annuity. No hypothetical account balances of employees have been credited with any pay credits or interest credits.

  The Company's Executive Salary Protection Plan II, as amended, ("ESPP II"), provides additional post-termination retirement income based upon the participant's salary and years of service. The funding for this benefit is facilitated through the purchase of life insurance policies, the premiums for which are paid by the Company.

  ESPP II is targeted to provide eligible officers with a retirement benefit at age 62, which for a period of 15 years, when combined with the Pension Plan payments, would equal up to 65% of a participant's final salary, based on formulas which include years of service and salary. Employees become eligible for ESPP II after three years of service as an officer of the Company at the level of Vice President or above. Upon eligibility, officers receive credit for years of service with the Company at a rate of 5% per year up to a maximum of 13 years. Officers first elected after December, 1998 receive credit only for years of service as an officer. Payments under ESPP II are discounted for executives who retire prior to age 62. As of December 31, 2001, credited years of service under ESPP II for named executive officers were: Mr. Plamann, 12 years; Mr. Martin, 3 years; Mr. Ling, 5 years; Mr. Pilliter, 13 years and Mr. Murphy, 1 year.

  The following table illustrates the estimated annual benefits under the combined defined benefit portion of the Pension Plan and the ESPP II plan. The amounts shown represent annual compensation payable on a straight-life basis with respect to the benefits under the defined benefit portion and a 15 year annuity with respect to the benefits under the ESPP II for qualifying executives with selected years of service as if such executives had retired on September 29, 2001 at age 65.

                              PENSION PLAN TABLE

                                    Years of Service
                  -----------------------------------------------------
   Remuneration   5 Years  10 Years 15 Years 20 Years 25 Years 33 Years
   ------------   -------- -------- -------- -------- -------- --------
   100,000        $ 25,978 $ 51,955 $ 67,933 $ 68,910 $ 69,888 $ 71,452
   130,000        $ 33,819 $ 67,594 $ 88,391 $ 89,688 $ 90,985 $ 93,060
   160,000        $ 41,740 $ 83,481 $109,221 $110,963 $112,703 $115,488
   190,000        $ 49,240 $ 98,481 $128,721 $130,463 $132,203 $134,988
   220,000        $ 56,740 $113,481 $148,221 $149,963 $151,703 $154,488
   250,000        $ 64,240 $128,481 $167,721 $169,463 $171,203 $173,988
   300,000        $ 76,740 $153,481 $200,221 $201,963 $203,703 $206,488
   350,000        $ 89,240 $178,481 $232,721 $234,463 $236,203 $238,988
   400,000        $101,740 $203,481 $265,221 $266,963 $268,703 $271,488
   450,000        $114,240 $228,481 $297,721 $299,463 $301,203 $303,988
   500,000        $126,740 $253,481 $330,221 $331,963 $333,703 $336,488

Executive Employment, Termination and Severance Agreements

  The Company has an employment agreement with Alfred A. Plamann, the Company's President and Chief Executive Officer. The term of Mr. Plamann's contract is three years, currently expiring on September 29, 2003. The term will be extended automatically for successive one year terms on each anniversary of the contract unless either party has given notice of an intention to terminate at least eleven months prior to such anniversary date. Under the contract, Mr. Plamann serves as the Company's President and Chief Executive Officer and receives a base salary, currently $500,000, subject to annual review and upward adjustment at the discretion of the Board of Directors. Mr. Plamann is also eligible for annual bonuses, up to a maximum of 60% of base salary, based on performance criteria established by the Board of Directors at the beginning of each fiscal year. Additionally, Mr. Plamann will receive employee benefits such as life insurance and Company pension and retirement contributions. The contract is terminable at any time by the Company, with or without cause, and will also terminate upon Mr. Plamann's resignation, death or disability. Except where termination is for cause or is due to Mr. Plamann's resignation (other than a resignation following designated actions of the Company or its successor which trigger a right by Mr. Plamann to resign and receive severance benefits), death or disability, the amended contract provides that Mr. Plamann will be entitled to receive his highest base salary during the previous three years, plus an annual bonus equal to the average of the most recent three annual bonus payments, throughout the balance of the term of the agreement. Mr. Plamann would also continue to receive employee benefits such as life insurance and Company pension and retirement contributions throughout the balance of the term of the agreement.

  The Company and Messrs. Ling, Martin and Pilliter have executed severance agreements. Each agreement provides for severance payments in the event the executive's employment is terminated (i) by the Company other than for cause, death or extended disability, (ii) by the executive for good reason, or (iii) by the executive without cause within 12 months following a change in control. The severance payment is equal to two times the highest annual base salary in the three years prior to termination plus two times the highest annual incentive bonus paid during that three year period. In the event of the occurrence of the specified termination events, the executive is also entitled to Company payment of COBRA health insurance premiums until the earlier of 24 months or the cessation of COBRA eligibility and coverage.

  A severance agreement has also been authorized for Mr. Murphy providing a severance benefit equal to one year's salary and bonus based on the highest annual salary and the highest incentive bonus paid over the prior three years in the event of the occurrence of specified termination events. These include termination (i) by the Company other than for cause, death or extended disability, and (ii) by the executive for good reason.

Officer Health Insurance Plan

  The Board of Directors approved, effective January 1, 2001, a supplemental officer health insurance benefit and an officer retiree medical plan for officers and their eligible dependents. Pursuant to the Supplemental Officer Health Insurance Plan, officers will be eligible for payment by the insurance plan of the portion of covered expenses not covered under the Company's health insurance plan. Under the Officer Retirement Medical Plan, officers who are at least 55 years of age and have seven years service with the Company as an officer will be eligible to participate in the Officer Retirement Medical Insurance Plan following termination of employment. Former officers (and surviving spouses) must enroll in Medicare Parts A and B when they reach age 65 at which time Medicare becomes the primary carrier and the Officer Retiree Medical Plan becomes secondary. Active officers will continue to be obligated to pay the regular premium for the Company health insurance plan they have selected.

Officer Disability Insurance

  The Board of Directors approved, effective January 1, 2001, a supplemental disability insurance plan for officers that provides 100% of their pre-disability base salary while on a disability leave for up to 2 years. This disability coverage will be coordinated with existing sick leave, state disability insurance, short-term disability insurance, and long-term disability plans available to all employees so that the officer disability insurance is a supplemental benefit. During the first 6 months of disability, state disability insurance and short-term disability insurance pays 66 2/3% of the employee's salary and officer disability insurance pays 33 1/3%. After six months of disability, state disability insurance and long-term disability insurance pays 50% of the employee's salary and officer disability insurance pays the remaining 50%.

Director Compensation

  Prior to the 2002 Annual Meeting, each director received an annual payment of $7,500 as compensation for service as a director of the Company and a member of any Board committees and subsidiary Boards, if applicable. In addition, directors were reimbursed for Company related expenses. In recognition of the additional duties and responsibilities attendant with such positions, the Chairman of the Board received annual compensation of $12,500, and each Vice Chairman received annual compensation of $10,000. At its regular meeting in December 2001, the Board of Directors unanimously approved a resolution suspending payment of the director fees for a one-year period beginning with the Company's Annual Meeting. Directors will continue to be reimbursed for Company related expenses.

                            AUDIT COMMITTEE REPORT

  The audit committee: (1) has reviewed and discussed the audited financial statements with management; (2) has discussed with Deloitte & Touche LLP the matters required to be discussed by SAS 61 as currently in effect; (3) has received the written disclosures and the letter from Deloitte & Touche LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as currently in effect; (4) has discussed with Deloitte & Touche LLP the independent accountant's independence and (5) has considered whether the provision of non-audit services is compatible with maintaining Deloitte & Touche LLP's independence.

  Based on the review and discussions described above, the audit committee recommended to the Board of Directors that the audited financial statements described in the report of Deloitte & Touche LLP dated December 12, 2001, be included in the Company's Annual Report on Form 10-K for the fiscal year ended September 29, 2001 for filing with the Securities and Exchange Commission.

                                          Richard L. Wright, Committee
                                           Chairman
                                          Edmund Kevin Davis
                                          Jay McCormack
                                          Douglas A. Nidiffer
                                          Kenneth Ray Tucker

                             INDEPENDENT AUDITORS

  The Board of Directors has selected Deloitte & Touche LLP as the Company's independent auditors for fiscal year 2002. A representative of Deloitte & Touche LLP will be present at the annual meeting and will have the opportunity to make a statement if such representative desires to do so and will also be available to answer appropriate questions from shareholders.

  The aggregate fees billed to the Company by Deloitte & Touche LLP, its independent auditors, with respect to services performed for the fiscal year ended September 29, 2001 are as follows:

   Audit Fees...................................................... $412,425(a)
   Financial Information Systems Design and Implementation Fees.... $0
   All Other Fees.................................................. $460,535(b)

(a) Amounts classified as "Audit Fees" include aggregate fees billed for professional services rendered for the audit of the Company's consolidated financial statements for the fiscal year ended September 29, 2001 and for the reviews of the financial statements included in the Company's quarterly reports on Form 10-Q for that fiscal year.

(b) Amounts classified as "All Other Fees" include aggregate fees billed for services relating to the Company's statutory and employee benefit plan audits, other attest services for certain subsidiary companies, accounting consultations, work on SEC registration statements, tax compliance and other special projects selected by the Company's management.

                      CUMULATIVE TOTAL SHAREHOLDER RETURN

  The following graph sets forth the five year cumulative total shareholder return on the Company's shares as compared to the cumulative total return for the same period of the S&P 500 Index and the Company's Peer Group. The peer group is Roundy's, Inc. Like the Company, Roundy's is a retailer-owned wholesale grocery distributor. Neither Company nor Roundy's pays a dividend on its stock. The shares of the Company and the Peer Issuer are not traded on any exchange and there is no established public market for such shares. The Company's shares are purchased and sold based on the book value of such shares as of specified dates. Since the value of Company and Company Peer Group shares in the graph is based solely on changes in the book value of such shares while the graph values for S&P 500 Companies are determined through public market trading activity, which typically establishes value by way of factors other than or in addition to book value, the Company believes that the graph comparison is not on a comparable basis and is not meaningful.

              Comparison of Five Year* Cumulative Total Return**
       Among Unified Western Grocers, Inc., S&P 500 Index and Peer Group



                             [GRAPH APPEARS HERE]
PERFORMANCE PER $100
                     1996     1997     1998     1999     2000     2001
S&P 500             100.0    138.0    144.4    178.4    190.4    162.8
PEER ISSUERS        100.0    105.8    115.9    116.4    124.7    141.5
COMPANY             100.0    104.3    109.0    111.7    118.3    103.6

* Fiscal years ended August 30, 1997, August 28, 1998, August 29, 1999, September 30, 2000 and September 29, 2001
** Total return assumes reinvestment of dividends

                TRANSACTIONS WITH MANAGEMENT AND OTHER PERSONS

  All directors of the Company (or the firms with which such directors are affiliated) purchase grocery products and related products and services from the company or its subsidiaries in the ordinary course of business.

  As described below, the Company has made loans to and issued loan guarantees for the benefit of members, entered into lease guarantees, subleases and leases with members, entered into supply agreements with members and made direct investments in members with which certain directors or nominees for director of the Company are affiliated.

Transactions with Members Affiliated with Directors and Nominees

 Loans and Loan Guarantees:

  Unified and its subsidiaries provide loan financing to its member-patrons. The Company had the following loans outstanding at December 29, 2001 to members affiliated with directors of the Company:

                                                      Aggregate Loan
                                                          Balance      Maturity
   Director or Nominee                               December 29, 2001   Date
   -------------------                               ----------------- ---------
   Darioush Khaledi.................................    $11,613,000    2002-2005
   David Bennett....................................      2,000,000         2003
   Douglas A. Nidiffer..............................        758,000         2009
   Jay McCormack....................................        439,000    2001-2005
   Mimi R. Song.....................................         98,000         2002

  On May 12, 2000, the Company loaned $7 million to K.V. Mart Co. ("KV") which is payable over a period of five years and bears interest at the prime rate plus 2%. The loan is secured by substantially all of the assets of KV, including leasehold deeds of trust on several parcels currently leased by KV. Director Khaledi, his partner Parviz Vazin and two entities to which these individuals are related have guaranteed the obligations of KV under the loan. Coincident with the transaction, KV and the Company extended the term of their existing supply agreement until May 12, 2005.

  On July 5, 2000, the Company loaned $3 million to 1999 Lawndale Associates LLC ("Lawndale"), of which director Khaledi is an affiliate. The loan, as proposed to be amended, will be payable over a period of five years, will be secured by real property owned by Lawndale and will bear interest at the prime rate plus 2%. The proceeds of the loan were used to repay amounts due KV that had been advanced by KV to members of Lawndale. The loan is guaranteed by Khaledi, his partner Parviz Vazin and three entities to which these individuals are related.

  Member-patron loans made by GCC and United Resources are periodically sold to banks, subject to limited resource provisions. At December 29, 2001, there were no loans outstanding to directors which had been sold.

  The Company and its subsidiaries provide loan guarantees to its members. GCC has guaranteed 10% of the principal amount of certain third-party loans to KV and KV Property Company of which director Darioush Khaledi is an affiliate. At December 29, 2001, the principal amount of this guarantee was $307,400.

  GCC has guaranteed 10% of the principal amount of certain third-party loans to companies owned by Michael A. Provenzano, Jr. At December 29, 2001, the guaranteed loan amounts totaled $450,000.

  The Company has guaranteed 22% of the principal amount of a third-party loan to C&K Market, Inc. ("C&K"), of which Douglas A. Nidiffer is a shareholder, director and officer. At December 29, 2001, the principal amount of this guarantee was $323,000.

 Lease Guarantees and Subleases:

  The Company provides lease guarantees and subleases to its member-patrons. The Company has executed lease guarantees or subleases to members affiliated with directors of the Company at December 29, 2001 as follows:

                                                             Total
                                                            Current
                                                    No. of   Annual   Expiration
   Director or Nominee                              Stores    Rent      Date(s)
   -------------------                              ------ ---------- ----------
   Edmund K. Davis.................................    1   $1,560,000      2010
   Darioush Khaledi................................    5    1,415,000 2002-2011
   Michael A. Provenzano, Jr. .....................    2      351,000 2016-2017
   John Berberian..................................    2      310,000 2006-2007
   Douglas A. Nidiffer.............................    2      287,000 2006-2015
   Richard L. Wright...............................    1      264,000      2007
   Mimi R. Song....................................    1      240,000      2020
   David Bennett...................................    1      193,000      2004
   Mark Kidd.......................................    1      121,000      2008
   James R. Stump..................................    1       36,000      2003

 Other Leases:

  The Company leases its produce warehouse to Joe Notrica, Inc., with which director Morrie Notrica is affiliated. The lease is for a term of five years expiring in July 2003. Monthly rent during the term is $24,000.

  On November 1, 2001, the Company signed an agreement with Super Center Concepts, Inc. ("Super Center"), of which director Mimi R. Song is affiliated, to lease certain real property and enter into a seven year supply agreement. Under the agreement, the Company will lease real property to a limited liability company affiliated with principals of Super Center, which in turn will sublease the property to Super Center. Super Center has guaranteed all obligations of the limited liability company under the lease. In consideration for the right to sublease the real property, the limited liability company paid $675,000 to the Company. The lease expires in March 2023, subject to an option to extend the lease. Annual rent during the term is $390,000, commencing in June 2002. In addition, the Company and Super Center entered into a seven year supply agreement and a right of first refusal agreement with respect to certain of Super Center's operating assets and stock. The Company paid Super Center a total of $2,000,000 as consideration for entering into the supply and right of first refusal agreements.

 Supply Agreements:

  During the course of its business, the Company enters into supply agreements with members of the Company. These agreements require the member to purchase certain agreed amounts of its merchandise requirements from the Company and obligate the Company to supply such merchandise under agreed terms and conditions relating to such matters as pricing and delivery. Members affiliated with directors or nominees Bennett, Davis, Khaledi, Kidd, McCormack, Nidiffer, Provenzano, Song and Wright have entered into supply agreements with the Company. These supply agreements vary in terms and length, and expire at various dates through 2010, and are subject to earlier termination in certain events.

 Direct Investment:

  At August 29, 1998, GCC owned 10% of the common stock of KV, of which Unified director Darioush Khaledi is affiliated. The cost of the investment was approximately $3 million. The stock purchase agreement contained a provision which allowed KV to repurchase the shares upon certain terms and conditions. In March 1999, KV exercised its repurchase rights under the agreement. KV purchased the shares for $4.5 million, payable in cash and in an interest-bearing note, resulting in a pre-tax gain of $1.5 million which is included in Other income (expense) net, in the accompanying consolidated statements of earnings and comprehensive earnings. The stock purchase agreement also provides that for a five-year period commencing as of the date of the agreement, in the event of (i) a change of control of KV or (ii) a breach of the supply agreement by KV, KV shall pay the Company $900,000 or an amount equal to the difference between 10% of the apprised value of KV as of the approximate date of the Agreement (as prepared by an independent third party appraisal firm) and $4.5 million, whichever is greater.

  In December 2000, the Company purchased 80,000 shares of Preferred Stock of C&K for $8 million. Douglas A. Nidiffer, a director of the Company, is a shareholder, director and officer of C&K. In connection with the stock purchase transaction, C&K executed a 10 year Supply Agreement and the shareholders of C&K granted to the Company a put with respect to the Preferred Stock, exercisable upon occurrence of designated events including the nonpayment of permitted dividends or mandatory redemption payments. The Preferred Stock bears a 9.5% cumulative dividend rate, with cash payment of dividends deferred until November 15, 2002, and then payable only if permitted by applicable loan agreements. The Preferred Stock is convertible into 15% of the common stock of C&K under certain circumstances.

  The Company is a member of RAF Limited Liability Company ("RAF"). The only other member is Wright's Foodliner, Inc., an entity controlled by Director Richard L. Wright. Wright's Foodliner, Inc. is the managing member of RAF. During fiscal 1999, RAF purchased groceries and other products in the ordinary course of business from United on the same terms and conditions as United's other members. In October, 1999, the store was closed and the parties are in the process of liquidating RAF in accordance with the terms of the limited liability company operating agreement. Pursuant to that agreement, the Company has paid to Wright's Foodliner, Inc. approximately $446,500. The Company and Wright resolved issues relating to the liquidation and Unified agreed to credit Wright's RAF capital account for $40,000 and Wright and Wright's Foodliner, Inc. have provided Unified with releases.

Transactions with Executive Officers:

  On October 1, 1999, to facilitate Executive Vice President Charles J. Pilliters' relocation to Southern California, the Company loaned to Mr. Pilliter $100,000, pursuant to a four year Note Secured by a Deed of Trust, with interest at a rate of 7% per annum, interest only payable in arrears on January 15, 2000, January 15, 2001, January 15, 2002 January 1, 2003, and on maturity. In the event Mr. Pilliter is employed by the Company on the maturity date or dies prior to the maturity date, then payment of the Note principal is forgiven. If Mr. Pilliter is terminated without cause prior to the maturity date, a portion of the Note is forgiven based on the time remaining until maturity.

  In December 2000, to facilitate Senior Vice President Daniel J. Murphy's relocation to Southern California, the Company loaned to Mr. Murphy, pursuant to a note due in November 2002, $80,000 with interest at 9.5% per annum, interest only until November 2002.

                            VOTING ON OTHER MATTERS

  Management is not aware of any other matters that will be presented for action at the Annual Meeting. If a shareholder presents a proper item of business for shareholder action, the matter would be entitled to be voted upon at the meeting. If any such shareholder proposals or other matters properly come before the Annual Meeting, it is intended that the share represented by proxies will be voted in accordance with the judgment of the persons authorized to vote them.

             SHAREHOLDER PROPOSALS FOR NEXT YEAR'S ANNUAL MEETING

  Under the present rules of the Securities and Exchange Commission (the "SEC") the deadline for shareholders to submit proposals to be considered for inclusion in the Unified's Proxy Statement for next year's Annual meeting of Shareholders will be September 26, 2002. Such proposals may be included in next year's Proxy Statement if they comply with certain rules and regulations promulgated by the SEC. Such proposals should be submitted to the Corporate Secretary of Unified at the address of Unified's principal executive office shown on the first page of this Proxy Statement.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          Robert M. Ling, Jr., Executive Vice
                                           President, General Counsel and
                                           Secretary

Dated: January 25, 2002

  A copy of the Company's Annual Report on Form 10-K for the fiscal year ended September 29, 2001, as filed with the Securities and Exchange Commission, excluding exhibits, may be obtained without charge by writing to the Corporate Secretary of Unified at the address of Unified's principal executive office shown on the first page of this Proxy Statement.

                                     PROXY

                    SOLICITED BY THE BOARD OF DIRECTORS OF
                         UNIFIED WESTERN GROCERS, INC.

            FOR ANNUAL MEETING OF SHAREHOLDERS ON FEBRUARY 26, 2002

          The undersigned, revoking any previous proxies respecting the subject matter hereof, hereby appoints LOUIS A. AMEN, ALFRED A. PLAMANN and ROBERT M. LING, JR. attorneys and proxies (each with power to act alone and with power of substitution) to vote all of the Class A Shares and Class B Shares which the undersigned is entitled to vote, at the Annual Meeting of Shareholders of Unified Western Grocers, Inc. (the "Company"), to be held on February 26, 2002, or at any adjournment thereof, as follows:

     1.   ELECTION OF DIRECTORS.

          Election of Fifteen Directors by Class A Shares.
          Nominees: Louis A. Amen, David M. Bennett, John Berberian, Edmund Kevin Davis, James F. Glassel, Mark Kidd, Jay McCormack, Morrie Notrica, Peter J. O'Neal, Michael J. Provenzano, Jr., Gordon E. Smith, Robert E. Stiles, James R. Stump, Kenneth Ray Tucker and Richard L. Wright.

               FOR all nominees listed above, except any whose names are crossed out in the above list (the Board of Directors favors an instruction to vote for all nominees).

               WITHHOLD AUTHORITY to vote for all nominees listed above.

          Election of Three Directors by Class B Shares.
          Nominees:  Darioush Khaledi, Douglas A. Nidiffer and Mimi R. Song.

               FOR all nominees listed above, except any whose names are crossed out in the above list (the Board of Directors favors an instruction to vote for all nominees).

               WITHHOLD AUTHORITY to vote for all nominees listed above.

     2. In their discretion, on such other matters as may properly come before the meeting or any adjournment thereof.

          THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED, BUT IF NO DIRECTION IS INDICATED IT WILL BE VOTED "FOR" ITEM 1 AND ACCORDING TO THE DISCRETION OF THE PROXYHOLDERS ON ANY OTHER PROPERLY PRESENTED MATTERS.

DATED:  _______________, 2002



------------------------------------    ------------------------------------
Signature                               Title



------------------------------------    ------------------------------------
Signature                               Title



------------------------------------    ------------------------------------
Signature                               Title

          PLEASE READ: Execution should be exactly in the name in which the shares are held; if by a fiduciary, the fiduciary's full title should be shown; if by a corporation, execution should be in the corporate name by its chairman of the board, president or a vice president, or by other officers authorized by resolution of its board of directors or its bylaws; if by a partnership, execution should be in the partnership name by an authorized person.

                  PLEASE COMPLETE, DATE, SIGN AND RETURN THIS
                  PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.